Exhibit 8.1

February 12, 2025
Mayer Brown LLP
Synchrony Card Issuance Trust	71 South Wacker Drive
c/o Citibank, N.A.,	Chicago, IL 60606
388 Greenwich Street,	United States of America
New York, New York 10013
T: +1 312 782 0600
Synchrony Card Funding, LLC	F: +1 312 701 7711
777 Long Ridge Road	mayerbrown.com
Stamford, Connecticut 06902

Re:	Synchrony Card Issuance Trust, SynchronySeries Class A(2025-1) Notes Registration Statement on Form SF-3 (Nos. 333-280854 and 333-280854-01)

We have acted as special federal tax counsel to Synchrony Card Funding, LLC, a Delaware limited liability company (“SCF”) and Synchrony Card Issuance Trust (the “Trust”), in connection with (i) the filing by SCF with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above captioned registration statement, as amended (the “Registration Statement”), registering asset-backed notes representing debt of the Trust (the “Notes”) and (ii) the offering of the SynchronySeries Class A(2025-1) Notes (the “Offered Notes”) described in the prospectus, dated February 10, 2025 (the “Prospectus”), which has been filed with the Commission pursuant to Rule 424(b) of the Act. The Offered Notes will be sold pursuant to an Underwriting Agreement, dated as of February 10, 2025, by and among Synchrony Bank, SCF, BofA Securities, Inc., Mizuho Securities USA LLC and TD Securities (USA) LLC. The Offered Notes will be issued pursuant to the Amended and Restated Master Indenture, dated as of May 1, 2018 (the “Master Indenture”), between the Trust and The Bank of New York Mellon, as indenture trustee (the “Indenture Trustee”), as supplemented by a related Indenture Supplement (as amended or supplemented from time to time, the “Indenture Supplement”), between the Trust and the Indenture Trustee, dated as of September 26, 2018, Supplement No. 1 to Amended and Restated Master Indenture, dated as of May 20, 2024 (“Supplement No. 1”) and a related Terms Document, to be dated as of February 18, 2025 (the “Terms Document”, and together with the Master Indenture, the Indenture Supplement and Supplement No. 1, the “Indenture”), between the Trust and the Indenture Trustee. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

Our opinion is based on our examination of the Prospectus, the Indenture and such other documents, instruments and information as we considered necessary. Our opinion is also based on (i) the assumption that neither the Indenture Trustee nor any affiliate thereof will become either the servicer or the delegee of the servicer; (ii) the assumption that all agreements relating to the creation of the Trust and the issuance and sale of the Offered Notes will remain in full force and effect; (iii) the assumption that all agreements and documents required to be executed and delivered in connection with the issuance and sale of the Offered Notes will be so executed and delivered by properly authorized persons in substantial conformity with the drafts thereof as described in the Prospectus, and the transactions contemplated to occur under such agreements and documents in fact occur in accordance with the terms thereof; and (iv) currently applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated and proposed thereunder, current positions of the Internal Revenue Service (the “IRS”) contained in published Revenue Rulings and Revenue Procedures, current administrative positions of the IRS and existing judicial decisions. This opinion is subject to the explanations and qualifications set forth under the headings “U.S. Federal Income Tax Consequences” and “Structural Summary—Tax Status” in the Prospectus. No tax rulings will be sought from the IRS with respect to any of the matters discussed herein.

Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including

Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England & Wales), Mayer Brown Hong Kong LLP (a Hong Kong limited liability partnership which operates in temporary association with Hong Kong partnership Johnson Stokes & Master)

and Tauil & Chequer Advogados (a Brazilian law partnership).

Mayer Brown LLP

Synchrony Card Funding, LLC

February 12, 2025

While the tax description does not purport to discuss all possible federal income tax ramifications of the purchase, ownership, and disposition of the Notes, particularly to U.S. purchasers subject to special rules under the Internal Revenue Code of 1986, as amended, based on the foregoing, as of the date hereof, we hereby adopt and confirm the statements set forth in the Prospectus under the headings “U.S. Federal Income Tax Consequences” and “Structural Summary—Tax Status,” which discuss the federal income tax consequences of the purchase, ownership and disposition of the Offered Notes. There can be no assurance, however, that the tax conclusions presented therein will not be successfully challenged by the IRS, or significantly altered by new legislation, changes in IRS positions or judicial decisions, any of which challenges or alterations may be applied retroactively with respect to completed transactions.

We hereby consent to the use of our name therein and to the filing of this letter as part of SCF’s Current Report on Form 8-K, dated of even date herewith for incorporation to the Registration Statement and to the references to this firm under the headings “U.S. Federal Income Tax Consequences” and “Structural Summary—Tax Status” in the Prospectus, without admitting we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this Form 8-K.

Very truly yours,

/s/ Mayer Brown LLP

Mayer Brown LLP